STAR ALLIANCE INTERNATIONAL CORP

Letter of Intent (LOI)

Date: October 25, 2018

THIS LETTER OF INTENT (LOI) is between Troy Mining Corporation (TMC), a Nevada Corporation and Star Alliance International Corp. (SA), a Nevada Corporation (together The Parties).

WHEREAS Preston Tyree and D. Harry Hibler, who as TMC's founders, together own and control 85% of TMC, a privately held Corporation with fifteen (15) shareholders, are desirous of selling TMC.

WHEREAS TMC owns paid claims on approximately 4,800 acres consisting of 78 claims and surrounding properties. There are seven (7) portals. The method the company staked its claims was to land-lock the area surrounding these claims in a way to prevent outside interests to stake the additional original AT&E claims. Since existing roads, trails, etc. may be expanded but no new ones may be constructed without further government approval, this program has proved very effective. It was TMC's planning that at such time as it was ready to actually begin opening the various portals for production it would then survey and stake the additional 290+ claims as the existing road and trail structure will provide access to them. These additional claims would provide a total of 10,000 acres under TMC control.

WHEREAS TMC owns a production processing mill including its own ore processing equipment, ball mill separation equipment, power generator, etc. plus out building and approximately 10+ miles of road and trails leading to the mill and portals.

WHEREAS TMC declares that all claim fees and taxes relating to TMC and the 78 claims are paid in full for the 2018 – 2019 period and that TMC has no debt, loans or other encumbrances.

WHEREAS TMC's 13 minority shareholders have not agreed to a sale price or terms for exchange of TMC shares for SA shares.

WHEREAS SA is desirous of acquiring TMC and in such pursuit will be required to spend $50,000-$100,000 to clear TMC's road, mill, and helicopter pad to enable SA's Board and key investors to observe TMC's property and mill.

WHEREAS SA is currently trading in the OTC markets under the STAL symbol and currently subject of a red stop sign that is expected to be removed upon SA filing its 10-K, which is scheduled to occur within the next 3 weeks. With its standing as a publicly-traded company up to date with its SEC filings, SA will be in a good position to attract investors and utilize SA's shares to purchase TMC shares from TMC's minority shareholders.

This LOI sets forth the understanding between the Parties hereto regarding the terms of this transaction, which will be embodied in a more definitive agreement within fifteen (15) days after the execution of this LOI and will include the following:

1. Under the terms of this agreement, Mr. Tyree and Mr. Hibler will receive $500,000 as payment for their shares of TMC with SA either converting the remaining shareholders' TMC shares into SA shares according to the attached table or purchasing their stock outright. Further, SA will pay Messrs. Tyree and Hibler a nonrefundable sum of $50,000 upon signing of the definitive agreement. The balance of the purchase fee payable to Messrs. will be due as follows: $50,000 within 60 days of closing the definitive agreement; and then $25,000/month during the 16 succeeding months. SA shall receive a discount of 10% of the full payment in the event SA pays a total of $450,000 cash to Messrs. Tyree and Hibler within 75 days of the definitive agreement.

2. A complete list of shareholders is attached with notations regarding the number of SA shares Messrs. Tyree and Hibler believe they can, through moral suasion, have each TMC shareholder accept for his/her TMC shares. Messrs. Tyree and Hibler will provide their best efforts to assist SA in working with the TMC shareholders to have them accept the "buy out/exchange" of shares noted in the attached Shareholder List.

3. It is agreed by both Parties that neither one will disclose the terms of this Agreement to any person/persons without written permission from the other party and that this Agreement shall serve as a Mutual Non-Disclosure Agreement.

Both Parties find the terms and conditions are acceptable and by signing below confirm such acceptance.

TROY MINING CORPORATION (TMC)		**STAR ALLIANCE INTERNATIONAL CORP. (SA)**	
BY:		**BY:**	
NAME:	D. Harry Hibler	**NAME:**	John C. Baird
TITLE:		**TITLE:**	Chairman
DATE:	October 25, 2018	**DATE:**	October 25, 2018

STAR ALLIANCE INTERNATIONAL CORP

Troy Mining Corporation Shareholder List and Estimated Buyout Fee/Stock Shares

Name	Shares Held	Estimated SA Cost in its Shares
Preston Tyree and D. Harry Hibler	32,700,000	
James Alexander	1,000,000	100,000
Society for Entrepreneurial Pursuits LTD*	1,000,000	50,000
Bruce Pennell	205,000	200,000
Charles Hinn	10,000	7,500
Charles Hind	8,000	5,000
Martha Weber	55,000	55,000
Luther Graff	6,000	6,000
Mike McCann	333,000	333,000
Craig Scott	70,000	70,000
Walter Czarnecki	63,740	50,000
Thomas McLain	4,000	4,000
Kim Thompson**	25,000	15,000
Jon Grossman±	2,500,000	850,000
	38,034,740	1,745,500

* Society for Entrepreneurial Pursuits LTD (SEP) believed out of business with no contact information
**Given shares in lieu of work payment
Olesk and King's shares were settled with attorney
Grossman received stock as incentive to continue working with Troy to provide history and onsite assistance so is open to negotiation.

DHH